Exhibit 99.1- Press Release of Candie's, Inc.
                              dated June 12, 2003.

Candie's, Inc. Reports First Quarter Fiscal 2004 Earnings
Thursday June 12, 8:34 am ET
Operating Income Increases 68% to $1.6 million


VALHALLA, N.Y.--(BUSINESS WIRE)--June 12, 2003--Candie's, Inc. (NASDAQ: CAND - News; the "Company") today announced that consolidated net revenues for the first quarter ended April 30, 2003 of its fiscal year ending January 31, 2004 ("Fiscal 2004") increased by 64.1% to $42.0 million from $25.6 million in the same period last year.

Operating income increased to $1.6 million in the first quarter of the current fiscal year compared to $953,000 in the prior year period. Special charges, primarily related to the settlement of the Company's SEC investigation were $434,000 in the first quarter of the current fiscal year as compared to $15,000 in the prior year's quarter. Net income was $726,000 or $.03 per fully diluted share in the first quarter of Fiscal 2004 compared to $1.1 million, or $.05 per fully diluted share in the first quarter last year. Included in the prior year's first quarter net income were $250,000 of income resulting from a reduction of the remaining liability in connection with the Company's acquisition of the remaining equity interest in Unzipped Apparel, LLC ("Unzipped") on April 23, 2002 and $139,000 of income tax benefit resulting from the utilization of net operating losses to recover previously recorded minimum statutory taxes.

Comparable licensing income increased $165,000 in the first quarter, or 16.3%, as the licensing income for the prior year period included $414,000 of royalties the Company received from Unzipped prior to the Company's acquisition of the remaining equity interest in Unzipped. Licensing income for the first quarter was $1.2 million compared to $1.4 million in the same period last year.

Consolidated gross profit was 28.3% of net revenues in the first fiscal quarter compared to 33.9% of net revenues in the comparable period last year, a decrease of 560 basis points. The decrease was primarily due to a shift in product mix that resulted from the inclusion of the financial results of Unzipped, which operates at lower gross profit margins. Selling, general, and administrative expenses were 23.5% of net revenues in the first quarter of Fiscal 2004 compared to 30.2% of net revenues in the comparable period last year or a decrease of 670 basis points, also primarily due to the inclusion of the financial results of Unzipped, which operates with lower selling, general, and administrative expenses. Operating income increased to $1.6 million in the first quarter of the current fiscal year compared to $953,000 in the comparable period last year.

Since May 1, 2002, the operating results of Unzipped, which conducts the Company's Bongo(R) jeanswear business, have been consolidated with the Company's financial results. Unzipped contributed $17.2 million of net revenues in the first quarter of Fiscal 2004. During the first quarter of Fiscal 2004 gross profit of the Unzipped business was 19.2% and selling, general, and administrative expenses were 14.3% of net revenues generated by Unzipped. Unzipped contributed $849,000 of operating profit during the first quarter of Fiscal 2004.

For the 12 months since the May, 2002 acquisition, Unzipped has generated $73.1 million in net revenues from the sale of Bongo jeanswear.

Net revenues, including licensing income, in the Candie's(R) footwear business decreased by 3.2% to $24.8 million in the first quarter of Fiscal 2004 compared to $25.6 million in the comparable period last year. Licensing income for the first quarter was $1.2 million compared to $1.4 million in the comparable period last year. Comparable licensing income increased $165,000 in the first quarter, or 16.3%, as the licensing income for the prior year period included $414,000 of royalties the Company received from Unzipped prior to the Company's acquisition of the remaining equity interest in Unzipped. Gross profit of the footwear business was 34.6% of its net revenues compared to 33.9% of net revenues in the comparable period last year, an increase of 70 basis points. Selling, general, and administrative expenses generated by the footwear business were 29.8% of net revenues generated by the footwear business in the quarter compared to 30.2% of net revenues in the comparable quarter last year, a decrease of 40 basis points. Operating income from the footwear business in the first quarter was $750,000 compared to $953,000 in the comparable period last year.

Neil Cole, President and CEO stated, "We are very excited about focusing our attention on the licensing of the Candie's and Bongo brands. We have two powerful lifestyle brands that we believe will continue to gain recognition in the marketplace as we move forward into new and expanded product categories. Under the new licensing structure, we will be able to eliminate the risks of inventory and substantially reduce our overhead, thereby reducing our capital needs, while at the same time leveraging our core competencies of marketing and brand development. We are confident that our strategic decision to license our footwear operations will position us for increased profitability."

With respect to its retail operations, the Company is in the process of implementing its plan to close its 11 concept stores, but will continue to operate 10 outlet stores at least through the end of the fiscal year. 7 of the 10 outlets are operated through a contractual arrangement with Casual Male Retail Group ("CMRG") pursuant to which the Company has the option to return the operations of the stores to CMRG with no additional obligation in February 2004.

The Company will also continue to design and manufacture jeans wear under the Bongo brand through its wholly owned subsidiary, Unzipped, which is managed by third party Sweet Sportswear, LLC, and to operate Bright Star footwear, which sells casual men's boots on a letter of credit basis.

About Candie's, Inc.

Candie's, Inc. is in the business of licensing the Candie's and Bongo name on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the Bongo brand through its wholly owned subsidiary, Unzipped Apparel, LLC. Candie's also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. The Company operates 21 Candie's retail stores across the United States. For investor information please visit the corporate web site at http://www.candiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

   Candie's, Inc. and Subsidiaries

   Condensed Consolidated Income Statements
   (Unaudited)


                                                    Three Months Ended
                                                    ------------------
                                                      April    April
                                                       30,      30,
                                                      2003     2002
                                                    ------------------
                                                      (000's omitted,
                                                         except per
                                                         share data)

Net sales                                           $40,863   $24,190
Licensing income                                      1,178     1,427
                                                    ------------------
Net revenue                                          42,041    25,617
Cost of goods sold                                   30,147    16,924
                                                    ------------------
Gross profit                                         11,894     8,693

Selling, general and administrative expenses          9,861     7,725
Special charges                                         434        15
                                                    ------------------

Operating income                                      1,599       953

Other expenses:
        Interest expense - net                          873       277
        Equity (income) in joint venture                  -      (250)
                                                    ------------------
                                                        873        27
                                                    ------------------

Income before income tax benefit                        726       926

Income tax benefit                                        -      (139)
                                                    ------------------

Net income                                          $   726   $ 1,065
                                                    ==================

Earnings per share:
                              Basic                 $  0.03   $  0.05
                                                    ==================

                              Diluted               $  0.03   $  0.05
                                                    ==================


Weighted average number of common shares outstanding:
                              Basic                  25,015    20,642
                                                    ==================

                              Diluted                25,054    23,104
                                                    ==================

Selected Balance
Sheet Data:                                       4/30/2003  1/31/2003


Current Assets                                      $52,733   $51,816
Current Liabilities                                 $46,054   $45,921
Stockholders' Equity                                $29,767   $29,011
Working Capital                                     $ 6,679   $ 5,895
Current Ratio                                        1.15:1    1.13:1



Contact:
     Candie's, Inc.
     Richard Danderline, 914/769-8600